Exhibit 1.1
Execution Version

HOST HOTELS & RESORTS, L.P.
5.500% Series L Senior Notes due 2035
UNDERWRITING AGREEMENT
August 7, 2024
Goldman Sachs & Co. LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
As representatives of the several
underwriters named in Schedule A hereto
Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
BofA Securities, Inc.
One Bryant Park
New York, New York 10036
J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Wells Fargo Securities, LLC
550 South Tryon Street
Charlotte, North Carolina 28202
Ladies and Gentlemen:
Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company” or the “Operating Partnership”), proposes to issue and sell to the several underwriters named in Schedule A hereto (each, an “Underwriter,” and collectively, the “Underwriters”) for which Goldman Sachs & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives (collectively, the “Representatives”), an aggregate of $700,000,000 principal amount of the Company’s 5.500% Series L Senior Notes due 2035 (the “Securities”). The Securities are to be issued pursuant to the provisions of the indenture, dated as of May 15, 2015, by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Base Indenture”), and the Ninth Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) to be dated the Closing Date (as defined in Section 4 below), by and between the Company and the Trustee.

The Securities and the Indenture are more fully described in the Preliminary Prospectus Supplement (as hereinafter defined). Capitalized terms used herein without definition have the respective meanings specified in the Preliminary Prospectus Supplement, unless otherwise set forth herein.
1.    Registration Statement and Prospectuses. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a registration statement on Form S-3 (Registration No. 333-278572), including a prospectus, relating to debt securities of the Company, including the Securities. Such registration statement, including the exhibits thereto, as amended (or deemed to have been amended pursuant to Rule 430A, 430B or 430C under the Act) from time to time, is hereinafter referred to as the “Registration Statement.” The prospectus in the form in which it appears in the Registration Statement, including the documents, if any, incorporated by reference therein, is hereinafter referred to as the “Base Prospectus.” The Company filed on August 7, 2024 with the Commission pursuant to Rule 424(b) under the Act a preliminary prospectus supplement to the Base Prospectus relating to the Securities (the “Preliminary Prospectus Supplement”) and proposes to file with the Commission pursuant to Rule 424(b) under the Act a final prospectus supplement to the Base Prospectus relating to the Securities in the form first used (or made available upon the request of the purchasers pursuant to Rule 173 of the Act) in connection with the confirmation of sales (the “Prospectus Supplement”). The term “Preliminary Prospectus” means the Base Prospectus together with the Preliminary Prospectus Supplement. The term “Prospectus” means the Base Prospectus together with the Preliminary Prospectus Supplement and the Prospectus Supplement and the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Base Prospectus, the Preliminary Prospectus Supplement, the Prospectus Supplement and the Prospectus shall include all documents incorporated by reference, or deemed to be incorporated by reference, therein that are filed subsequent to the date of the Base Prospectus by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the Commission thereunder, the “Exchange Act”), or the Act (collectively, the “Incorporated Documents”).
As used herein, the term “Pricing Disclosure Package” shall mean (i) the Base Prospectus and the Preliminary Prospectus Supplement immediately prior to 3:15 P.M. (New York City time) on the date of this Agreement (the “Applicable Time”), including any document incorporated by reference, or deemed to be incorporated by reference, therein, or any amendment or supplement thereto and (ii) a pricing term sheet in the form attached hereto as Schedule B (the “Pricing Term Sheet”). As used herein, the term “Issuer Represented Free Writing Prospectus” means any “issuer free writing prospectus” as defined in Rule 433 of the Act relating to the Securities, including without limitation any free writing prospectus consented to by the Company and the Representatives on behalf of the several Underwriters (each, a “Permitted Free Writing Prospectus”). As used herein, the term “Subsequent 8-Ks” means any current report on Form 8-K filed by the Company with the Commission after the date hereof and on or prior to the Closing Date (as hereinafter defined).
2.    Agreements to Sell and Purchase. On the basis of the representations and warranties contained in this Agreement, and subject to the terms and conditions set forth herein, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, the Securities at a purchase price to the Company equal to 97.836% of the principal amount at maturity of the Securities (i.e., $684,852,000), in the principal amounts set forth opposite their names on Schedule A hereto.
3.    Terms of Offering. The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the Prospectus. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter. The Company is further advised by you that the Securities are to be offered to the public initially at a price equal to 98.486% of the aggregate principal amount of the Securities. After the initial offering, the public offering price or any other term of the offering may be changed.
4.    Delivery and Payment. Delivery to you of, and payment for, the Securities shall be made at 10:00 A.M., New York City time, at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Washington, D.C. 20004 on August 12, 2024 (the “Closing Date”). The Closing Date and the location of delivery of the Securities may be varied by agreement among you and the Company.
Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery by the Company of one or more of the Securities in definitive form, registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name(s) as the Underwriters may request in writing upon at least two Business Days’ prior notice to the Company, having an aggregate principal amount corresponding to the aggregate principal amount of such series of Securities (the “Global Securities”), with any transfer taxes payable upon initial issuance thereof duly paid by the Company, for your respective accounts. The Global Securities shall be made available to you at the offices of the Representatives (or at such other place as shall be acceptable to you) for inspection not later than 9:30 A.M., New York City time, on the Business Day next preceding the Closing Date.
5.    Agreements of the Company. The Company agrees with each of you that:
(a)    It will advise you promptly and, if requested by any of you, confirm such advice in writing, of any stop order suspending the effectiveness of the Registration Statement or an order preventing or suspending the use of the Preliminary Prospectus Supplement, the Prospectus Supplement, the Prospectus or any Issuer Represented Free Writing Prospectus or of the institution or threatening of any proceedings for that purpose or pursuant to Section 8A of the Act, and will use its best efforts to prevent the issuance of any such order and to obtain as soon as possible the lifting thereof, if issued, and will advise the Representatives promptly of any examination pursuant to Section 8(e) of the Act or the Company becoming the subject of a proceeding pursuant to Section 8A of the Act in connection with any offering of the Securities. The Company will advise the Representatives promptly of any request by the Commission for any amendment of or supplement to the Registration Statement or the Prospectus or any Issuer Represented Free Writing Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or the Prospectus or any Issuer Represented Free Writing

Prospectus or any other request by the Commission for additional information. Prior to the termination of the offering of the Securities and at any time during which the Underwriters have a prospectus delivery requirement under the Commission’s rules and regulations, the Company will not at any time file any amendment to the Registration Statement or supplement to the Prospectus or any Issuer Represented Free Writing Prospectus which shall not previously have been submitted to the Representatives a reasonable time prior to the proposed filing or use thereof or to which the Representatives shall reasonably object or which is not in compliance with the Act and the rules and regulations thereunder. The Company will cause the Preliminary Prospectus, the Prospectus Supplement and any Issuer Represented Free Writing Prospectus to be filed within the required time periods, and will advise you promptly when the Preliminary Prospectus and the Prospectus Supplement have been filed pursuant to Rule 424(b) and Rule 430A, 430B or 430C under the Act and any Issuer Represented Free Writing Prospectus has been filed pursuant to Rule 433 under the Act, and will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Preliminary Prospectus or the Prospectus Supplement and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities.
(b)    To furnish to you, upon request and without charge, a signed copy of the Registration Statement as originally filed and each amendment thereto (including exhibits and consents filed therewith) and for delivery to each other Underwriter a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits thereto) and to furnish to you in New York City, without charge, prior to 4:00 P.M. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 5(c) below, as many copies of the Pricing Disclosure Package and Prospectus and any supplements and amendments thereto or to the Registration Statement as you may reasonably request. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Represented Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Act.
(c)    If, at any time prior to the Closing Date or during such period after the first date of the public offering of the Securities, in the opinion of counsel for the Underwriters, the Prospectus or the Pricing Disclosure Package is required by law to be delivered in connection with sales of Securities by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Pricing Disclosure Package or the Prospectus in order to ensure that the Pricing Disclosure Package or the Prospectus does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading when the Pricing Disclosure Package or the Prospectus is delivered to a purchaser, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus or the Pricing Disclosure Package to comply with applicable law, the Company will promptly notify the Underwriters and forthwith prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Securities may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus and/or the Pricing Disclosure Package so that the statements in the Prospectus and the Pricing Disclosure Package as so amended or supplemented will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading when the Prospectus or the Pricing Disclosure Package is delivered to a purchaser, or so that the Prospectus and the Pricing Disclosure Package, as amended or supplemented, will comply with law.
(d)    To make generally available to the Company’s security holders and to you as soon as practicable (but no event later than the last day of the fifteenth full calendar month following the end of the Company’s current fiscal quarter), an earnings statement covering the twelve-month period beginning after the date upon which the Prospectus Supplement is filed pursuant to Rule 424 under the Act that satisfies the provisions of Section 11(a) of the Act and the rules and regulations of the Commission thereunder.
(e)    Whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, it will pay and be responsible for all costs, expenses, fees and taxes in connection with or incident to: (i) the fees, disbursements and expenses of counsel for the Company and the Company’s accountants in connection with the registration and delivery of the Securities under the Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Prospectus and any Issuer Represented Free Writing Prospectus, and any amendments and supplements to any of the foregoing, including all printing, processing, filing and distribution of the Pricing Disclosure Package and Prospectus and all amendments or supplements thereto (but not including, however, legal fees and expenses of your counsel incurred in connection therewith), including such copies as may be reasonably requested by you, (ii) all costs and expenses related to any transfer and delivery of the Securities to you, including any transfer or other taxes payable thereon, (iii) the registration or qualification of the Securities for offer and sale under the securities or Blue Sky laws of the jurisdictions referred to in paragraph 5(f) below (including, in each case, any filing fees and fees and expenses of counsel to the Underwriters incurred in connection therewith), (iv) the rating of the Securities by investment rating agencies, (v) the approval of the Securities by DTC for “book-entry” transfer, (vi) all expenses and application fees (including the reasonable fees and expenses of counsel for the Underwriters) incurred in connection with any filing with and clearance of the offering by the Financial Industry Regulatory Authority, Inc. and (vii) the performance by the Company of its other obligations under this Agreement, including (without limitation) the fees of the Trustee, the cost of its personnel and other internal costs, the cost of printing and engraving the certificates representing the Securities, and all expenses and taxes incident to the sale and delivery of the Securities to you (but not including, however, legal fees and expenses of your counsel incurred in connection therewith).
(f)    Prior to the sale of all Securities, it will cooperate with the Underwriters and counsel to the Underwriters in connection with the registration or qualification of the Securities for offer and sale to the Underwriters under the securities or Blue Sky laws of such jurisdictions in the United States as the Underwriters may request and continue such registration or qualification in effect so long as required and file such consents to service of process or other documents as may be necessary in order to effect such registration or qualification; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation in any jurisdiction in which it is not now so qualified or to take any action that would subject it to general consent to service of process or taxation in any jurisdiction in which it is not now so subject.

(g)    During the period beginning on the date hereof and continuing to and including the Closing Date, it will not offer, sell, contract to sell or otherwise transfer or dispose of any debt securities of the Company or any warrants, rights or options to purchase or otherwise acquire debt securities of the Company substantially similar to the Securities (other than (i) the Securities and (ii) commercial paper issued in the ordinary course of business), without the prior written consent of the Representatives, which consent shall not be unreasonably withheld.
(h)    It will use the proceeds from the sale of the Securities in the manner described in the Prospectus and the Pricing Disclosure Package under the caption “Use of Proceeds.”
6.    Representations and Warranties. The Company represents and warrants to each of you that:
(a)    The Company meets the requirements of Form S-3 under the Act. The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, no order preventing or suspending the use of the Preliminary Prospectus or the Prospectus Supplement has been issued and is in effect, and no proceedings for such purposes or pursuant to Section 8A of the Act are pending before or, to the knowledge of the Company, threatened by the Commission. The Company is not an ineligible issuer. The Company has paid the registration fee for this offering pursuant to Rule 457(o) under the Act.
(b)    Except for statements in such documents which do not constitute part of the Registration Statement or the Prospectus or the Pricing Disclosure Package pursuant to Rule 412 of Regulation C under the Act, (i) each document filed pursuant to the Exchange Act or the Act and incorporated by reference or deemed to be incorporated by reference in the Prospectus complied when filed or will comply when so filed in all material respects with the Exchange Act or the Act, as the case may be, and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became or becomes effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, (iii) each part of the Registration Statement, when such part became or becomes effective, and the Prospectus, when originally filed, complied and, as amended or supplemented, will comply in all material respects with the Act and the applicable rules and regulations of the Commission thereunder, (iv) the Prospectus, on the date of filing with the Commission, did not contain and, as amended or supplemented at each of the Applicable Time and the Closing Date, will not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (v) each of the Pricing Disclosure Package and any Issuer Represented Free Writing Prospectus (when considered together with the Pricing Disclosure Package), at the Applicable Time did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Subsequent 8-Ks, at the Applicable Time did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under with they were made, not misleading. The representations and warranties set forth in this Section 6(b) do not apply to (a) that part of the Registration Statement that constitutes the Statement of Eligibility (the “Form T-1”) of the Trustee under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or (b) statements in or omissions from the Registration Statement, the Permitted Free Writing Prospectus or the Prospectus, or any amendment or supplement thereto, based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by any Underwriter expressly for use in the Registration Statement, the Permitted Free Writing Prospectus or the Prospectus, which information is limited to the information set forth in Schedule C hereto (the “Underwriters’ Information”).
(c)    The Company has been duly formed and is validly existing as a limited partnership, in good standing under the laws of the State of Delaware and has the requisite power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Pricing Disclosure Package and Prospectus; and, the Company has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Indenture and the Securities. The Company is duly qualified or registered as a foreign partnership and is in good standing in each jurisdiction where the operation, ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or to be in good standing in such jurisdictions would not, singly or in the aggregate, have a material adverse effect on the properties, business, results of operations, condition (financial or otherwise), business affairs or prospects of the Company and its consolidated subsidiaries, taken as a whole (a “Material Adverse Effect”).
(d)    Each of the significant subsidiaries of the Company, as defined in Rule 405 of Regulation C of the Act (the “Significant Subsidiaries”), has been duly formed and is validly existing as a limited partnership, general partnership, limited liability or unlimited company, as the case may be, in good standing (except for the Significant Subsidiaries that are general partnerships as to which the concept of “good standing” does not apply) under the laws of its respective jurisdiction of formation and has the requisite power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Pricing Disclosure Package and Prospectus. Each of the Significant Subsidiaries is duly qualified and is in good standing (except for the Significant Subsidiaries that are general partnerships as to which the concept of “good standing” does not apply) in each jurisdiction where the operation, ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or to be in good standing in such jurisdictions would not, singly or in the aggregate, have a Material Adverse Effect.
(e)    All of the issued and outstanding units of limited partnership of the Company have been duly and validly authorized and issued.
(f)    All of the issued and outstanding shares of capital stock of, or other ownership interests in, each Significant Subsidiary have been duly and validly authorized and issued, and all of the shares of capital stock of, or other ownership interests in, each such Significant Subsidiary are owned, directly or through subsidiaries, by the Company (in each case, except for the approximately 1% of the partnership interests in the Company held by various unaffiliated limited partners, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023). All such shares of capital stock owned by the Company through its subsidiaries are fully paid and non-assessable (except for the capital stock of the Significant

Subsidiaries incorporated or amalgamated under the laws of the Provinces of Nova Scotia, the capital stock of which, is assessable pursuant to Section 135 of the Companies Act (Nova Scotia)), and are owned free and clear of any security interest, mortgage, pledge, claim, lien or encumbrance (each, a “Lien”).
(g)    The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken. This Agreement has been duly authorized, executed and delivered by the Company.
(h)    The Company had at the time the Base Indenture was entered into, and has, full right, power and authority to execute and deliver the Base Indenture and to perform its obligations thereunder; and all actions required to be taken for the due and proper authorization, execution and delivery by the Company of the Base Indenture and the consummation by it of the transactions contemplated thereby have been duly and validly taken.
(i)    The Company has full right, power and authority to execute and deliver the Supplemental Indenture and to perform its obligations thereunder; and all actions required to be taken for the due and proper authorization, execution and delivery by the Company of the Supplemental Indenture and the consummation by it of the transactions contemplated thereby have been duly and validly taken.
(j)    The Base Indenture is, and the Supplemental Indenture, when executed and delivered in accordance with this Agreement and the Pricing Disclosure Package, will be a legally binding agreement of the Company, enforceable against the Company in accordance with its terms (assuming the due execution and delivery thereof by the Trustee) subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar types of laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(k)    The Securities have been duly authorized by the Company and when executed and authenticated in accordance with the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (assuming the due execution and delivery thereof by the Trustee), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar types of laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be entitled to the benefits of the Indenture.
(l)    The Indenture and the Securities conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Prospectus.
(m)    The Base Indenture is duly qualified under and conforms with the requirements of, and, on the Closing Date, the Base Indenture and the Supplemental Indenture will be duly qualified under and will conform with the requirements of, the Trust Indenture Act and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(n)    Neither the Company nor any of its consolidated subsidiaries has received from any governmental authority notice of any condemnation of or zoning change affecting their respective properties or any part thereof or of any violation of any municipal, state or federal law, rule or regulation concerning its properties or any part thereof which has not heretofore been cured or which would have a Material Adverse Effect, or which could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its consolidated subsidiaries knows of any such condemnation or zoning change which is threatened on any of their properties or any such violation, which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its consolidated subsidiaries is in violation of its respective Organizational Documents (as defined below) or in default in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or other contract, lease or other instrument to which the Company or any of its consolidated subsidiaries is a party or by which any of them is bound, or to which any of the property or assets of the Company or any of its consolidated subsidiaries is subject, except for such violations or defaults which would neither have a Material Adverse Effect nor reasonably be expected materially and adversely to affect the consummation of this Agreement or the transactions contemplated hereby. As used herein, the term “Organizational Documents” means, (i) with respect to a corporation, its charter and by-laws, (ii) with respect to a limited or general partnership, its partnership agreement and certificate of partnership (or similar document), (iii) with respect to a limited liability company, its limited liability company agreement and certificate of limited liability company (or similar document), and (iv) with respect to any other entity, its similar organizational documents.
(o)    The execution and delivery of this Agreement does not, and the execution and delivery of the Supplemental Indenture by the Company, the issuance and sale of the Securities, the performance of this Agreement and the Indenture and the consummation of the transactions contemplated hereby and thereby will not, (i) result in a violation of any of the respective Organizational Documents of the Company or any of its consolidated subsidiaries, (ii) result in the suspension, termination or revocation of any Authorization (as defined below) of the Company or any of its consolidated subsidiaries or other impairment of the rights of the holder of any such Authorization, except as would neither have a Material Adverse Effect nor reasonably be expected materially and adversely to affect the consummation of this Agreement or the transactions contemplated hereby, (iii) constitute a default or cause an acceleration of any obligation under or result in the imposition or creation of (or the obligation to create or impose) a Lien with respect to, any bond, note, debenture or other evidence of indebtedness or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its consolidated subsidiaries is a party or by which it or any of them is bound, or to which any properties of the Company or any of its consolidated subsidiaries is or may be subject except for Liens in respect of the Securities and except as would neither have a Material Adverse Effect nor reasonably be expected materially and adversely to affect the consummation of this Agreement or the transactions contemplated hereby or (iv) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its consolidated subsidiaries applicable to the Company or any of its consolidated subsidiaries, or any of their respective properties, except as would neither have a Material Adverse Effect nor reasonably be expected materially and adversely to affect the consummation of this Agreement or the transactions contemplated hereby.

(p)    Except as may be described in the Pricing Disclosure Package and Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, pending against or affecting the Company or any of its consolidated subsidiaries, or their respective properties, or which would result, singly or in the aggregate, in a Material Adverse Effect or which could reasonably be expected to materially and adversely affect the consummation of this Agreement or the transactions contemplated hereby, and to the knowledge of the Company, no such proceedings are contemplated or threatened. No contract or document of a character required to be described in the Pricing Disclosure Package and Prospectus in order to prevent the Pricing Disclosure Package and Prospectus as of its date from containing any untrue statement of a material fact or omitting to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, is not so described.
(q)    Except as may be described in the Pricing Disclosure Package and the Prospectus, or except as would not, singly or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its consolidated subsidiaries is in violation of any environmental, safety or similar law or regulation applicable to its business relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), lacks any permits, licenses or other approvals required of them under applicable Environmental Laws or is violating any terms and conditions of any such permit, license or approval.
(r)    Neither the Company nor any of its consolidated subsidiaries has sponsored, maintained or contributed to, directly or indirectly, within the last five years, any employee benefit plan subject to Title IV of ERISA, including without limitation “multiemployer plans” (as defined in Section 4001(a)(3) of ERISA).
(s)    Each of the Company and its consolidated subsidiaries has good and marketable title or valid and enforceable leasehold estates, free and clear of all Liens, in all property and assets described in the Pricing Disclosure Package and the Prospectus as being owned or leased by it, in each case, except for Liens described in the Pricing Disclosure Package and the Prospectus (including any financial statements and the notes thereto included or incorporated by reference therein) or Liens that would not have a Material Adverse Effect.
(t)    To the Company’s knowledge, KPMG LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries, are independent public accountants within the meaning of the Act and the rules and regulations of the Commission thereunder and the Public Company Accounting Oversight Board.
(u)    Since the respective dates as of which information is given in the Pricing Disclosure Package and Prospectus and except as disclosed therein, (i) neither the Company nor any of its consolidated subsidiaries has incurred any liabilities or obligations, direct or contingent, which are material to the Company and its consolidated subsidiaries taken as a whole, nor entered into any material transaction not in the ordinary course of business, nor has there been any material increase in the capitalization or long-term debt or short-term debt of the Company, and (ii) there has not been, singly or in the aggregate, any material adverse change, or any development which would involve a Material Adverse Effect.

(v)    No consent, approval, authorization, order, registration or consent of, or with any court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of transactions contemplated by this Agreement, except for (i) the registration of the Securities under the Act or the rules and regulations thereunder and such consents, approvals, authorizations, registrations or qualifications as may be required under the Act, the Exchange Act, or the rules and regulations thereunder, and applicable state and foreign securities laws in connection with issuance, offer and sale of the Securities, (ii) the qualification of the Base Indenture and the Supplemental Indenture under the Trust Indenture Act, or the rules and regulations thereunder, and such consents, approvals, authorizations, registrations or qualifications as may be required under the Trust Indenture Act, or the rules and regulations thereunder, and (iii) consents, approvals, authorizations, orders, filings or registrations that will be completed on or prior to the Closing Date.
(w)    (i) Each of the Company and its consolidated subsidiaries has all certificates, orders, permits, licenses and other authorizations or approvals (each, an “Authorization”) of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities necessary or required to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Pricing Disclosure Package and the Prospectus and all such Authorizations are in full force and effect, except to the extent that the failure to obtain or file or cause to remain in effect would not, singly or in the aggregate, have a Material Adverse Effect and (ii) neither the Company nor its consolidated subsidiaries has received any notice of proceedings relating to the revocation or modification of any Authorization, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.
(x)    The Company is not, and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Disclosure Package and Prospectus, will not be required to be registered as, an “investment company” as defined in the Investment Company Act of 1940, as amended.
(y)    The Company and its consolidated subsidiaries maintain systems of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States (“GAAP”), including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Pricing Disclosure Package and Prospectus, the Company is not aware of any material weaknesses in its internal control over financial reporting.

(z)    The Company and its consolidated subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its consolidated subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15(e) under the Exchange Act.
(aa)    The financial statements, together with the related schedules and notes, included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, comply in all material respects with the applicable requirements of the Act and the Exchange Act, as applicable, and present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates or for the periods indicated; such financial statements and related schedules and notes have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as disclosed therein; and the other financial data included or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus present fairly in all material respects the information required to be stated or incorporated by reference therein and have been prepared on a basis consistent with such financial statements and the books and records of the Company and its consolidated subsidiaries. No other financial statements are required to be set forth or to be incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the Act. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.
(bb)    Other than the operating partnership common units of the Company, there are no securities of the Company or any of its subsidiaries registered under the Exchange Act, or listed on a national securities exchange or quoted in a U.S. automated inter-dealer quotation system.
(cc)    Other than the registration rights agreement dated as of March 17, 2011, between Host Hotels & Resorts, Inc. and Manchester Grand Hotel, L.P. (which rights do not entitle the holders thereof to be included in the Registration Statement), there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company or to require the Company to include such securities with the Securities registered pursuant to any Registration Statement.
(dd)    Neither the Company nor any of its consolidated subsidiaries is in violation of any statute, law, ordinance, governmental rule or regulation or any judgment, decree, rule or order of any court of governmental agency or authority applicable to the Company or its consolidated subsidiaries or any of their respective properties or assets or any applicable zoning laws, ordinances and regulations, except such violations as would not, singly or in the aggregate, have a Material Adverse Effect.

(ee)    The Company has since its inception been classified and treated as a partnership for U.S. federal income tax purposes and currently intends to continue to be organized and operate in a manner so as to continue to be classified and treated as a partnership for U.S. federal income tax purposes.
(ff)    Since January 1, 1999, Host Inc. has been organized and has operated, and currently intends to continue to be organized and operate, in a manner so as to be qualified and to be subject to tax as a REIT under section 856 et seq of the Internal Revenue Code of 1986, as amended.
(gg)    All material Tax returns required to be filed by the Company and its material subsidiaries have been filed or validly extended and to the Company’s knowledge all such returns are true, complete, and correct in all material respects. To the Company’s knowledge, all material Taxes that are due from the Company and each of its material subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) those that have been or would be contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and its consolidated subsidiaries in accordance with GAAP. No deficiency assessment or proposed adjustment regarding any material Taxes of the Company or its material subsidiaries is pending, in progress or, to the Company’s knowledge, is threatened. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.
(hh)    None of the Company, any of its consolidated subsidiaries or, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its consolidated subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of either, to the extent applicable, (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (ii) the U.K. Bribery Act 2010, except, in either case, such violations which, singly or in the aggregate, would not have a Material Adverse Effect.
(ii)    The operations of the Company and its consolidated subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), except for any instances of non-compliance that would not, singly or in the aggregate, have a Material Adverse Effect. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its consolidated subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
(jj)    None of the Company, any of its consolidated subsidiaries or, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its consolidated subsidiaries is (A) an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union and His Majesty’s Treasury (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of comprehensive trade sanctions (a “Sanctioned Country”). The Company will not, directly or indirectly, use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any consolidated subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any Sanctioned Country, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.
(kk)    The Company and its consolidated subsidiaries own or have a valid right to access and use all material computer systems, networks, hardware, software, databases, websites and equipment used to process, store, maintain and operate data, information and functions used by the Company and its consolidated subsidiaries (the “Company IT Systems”). The Company IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the Company and its consolidated subsidiaries as currently conducted, and (ii) to the knowledge of the Company, are free of any viruses, “back doors,” “Trojan horses,” “time bombs,” “worms,” “drop dead devices” or other software or hardware components that are designed to interrupt use of, permit unauthorized access to, or disable, damage or erase, any software material to the Company or any of its subsidiaries, except in the case of (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its consolidated subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices. To the knowledge of the Company, no third party has breached or compromised the integrity or security of the Company IT Systems in a manner which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company makes no representation in this Section 6(kk) regarding the computer systems, networks, hardware, software, databases, websites and equipment used by the Company’s third-party operators and managers.
(ll)    The Incorporated Documents, when they were filed with the Commission (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects to the requirements of the Act or the Exchange Act, as applicable, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed prior to the Closing Date and incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
7.    Additional Representations and Agreements.
(a)    The Company represents and agrees that, unless it obtains the prior consent of the Representatives on behalf of the several Underwriters, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives on behalf of other Underwriters, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Act, required to be filed with the Commission. Each Permitted Free Writing Prospectus as of the date hereof is attached as Schedule B. The Company represents that it has treated, and agrees that it will treat, each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. The Company represents that each Issuer Represented Free Writing Prospectus, if any, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any information in the Preliminary Prospectus Supplement or any other prospectus deemed to be a part of the Prospectus that has not been superseded or modified, provided that this representation does not apply to information contained in the Permitted Free Writing Prospectus based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by any Underwriter expressly for use in the Permitted Free Writing Prospectus, which information is limited to the information set forth in Schedule C hereto.
8.    Indemnification.
(a)    The Company agrees to indemnify and hold harmless (i) each of the Underwriters and each of their respective affiliates (as such term is defined in Rule 501(b) of the Act) that is involved in the offering or sale of any Securities, (ii) each person, if any, who controls (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) any of the Underwriters (any of the persons referred to in this clause (ii) being hereinafter referred to as a “controlling person”) and (iii) the respective officers and directors of any of the Underwriters or any controlling person (any person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Indemnified Person”) to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including without limitation, and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim, action, investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to any Indemnified Person) directly or indirectly caused by, related to, based upon, arising out of or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package or the Prospectus (or any amendment or supplement thereto), any Issuer Represented Free Writing Prospectus or any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading; provided, however, that this indemnity agreement shall not apply to such losses, claims, damages, liabilities or expenses caused by an untrue statement or omission or alleged untrue statement or omission that is made in reliance upon and in conformity with the Underwriters’ Information. The Company shall notify you promptly of the institution, threat or assertion of any claim, proceeding (including any governmental investigation) or litigation in connection with the matters addressed by this Agreement which involves the Company or an Indemnified Person.
(b)    In case any action or proceeding (including any governmental investigation) shall be brought or asserted against any of the Indemnified Persons with respect to which indemnity may be sought against the Company, the applicable Underwriter with respect to such Indemnified Person shall promptly notify the Company in writing (provided that, the failure to so notify the Company shall not relieve it from any liability that it may otherwise have to any Indemnified Person under subsection (a) of this Section 8 except to the extent that the Company suffers actual prejudice as a result of such failure, and in no event shall such failure relieve the Company from any obligation to provide reimbursement and contribution to any Indemnified Person) and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Persons and payment of all fees and expenses in connection therewith. Such Indemnified Person shall have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the employment of such counsel has been specifically authorized in writing by the Company; (ii) the Company has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person; or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Person and the Company or any affiliate of the Company and such Indemnified Person shall have been reasonably advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Company or such affiliate of the Company or (y) a conflict may exist between such Indemnified Person and the Company or such affiliate of the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of such Indemnified Person, it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all such Indemnified Persons, which firm shall be designated in writing by the Underwriters and that all such fees and expenses shall be reimbursed as they are incurred). The Company shall not be liable for any settlement of any such action or proceeding effected without the Company’s prior written consent (which consent shall not be unreasonably withheld), and the Company agrees to indemnify and hold harmless any Indemnified Person from and against any loss, claim, damage, liability or expense by reason of any settlement of any action effected with the written consent of the Company (which consent shall not be unreasonably withheld). The Company shall not, without the prior written consent of each Indemnified Person affected thereby (which consent shall not unreasonably be withheld), settle or compromise or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto), unless such settlement, compromise, consent or termination includes (i) an unconditional release of each Indemnified Person affected thereby from all liability arising out of such action, claim, litigation or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person.
(c)    Each of the Underwriters agrees, severally and not jointly, to indemnify and hold harmless the Company and its directors, officers and any person controlling (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) the Company and the officers and directors of each such person, to the same extent as the foregoing indemnity from the Company to each of the Indemnified Persons, but only with respect to claims and actions based on the Underwriters’ Information relating to such Underwriter. In case any action or proceeding (including any governmental investigation) shall be brought or asserted against the Company or any of its directors or officers, or any such controlling person based on the Registration Statement, Pricing Disclosure Package or Prospectus in respect of which indemnity may be sought against any Underwriter pursuant to the foregoing sentence, such Underwriter shall have the rights and duties given to the Company by Section 8(b) above (except that if the Company shall have assumed the defense thereof, such Underwriter may, but shall not be required to, employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Underwriter), and the Company, its directors, any such officers and each such controlling person shall have the rights and duties given to the Indemnified Person by Section 8(b) above.
(d)    If the indemnification provided for in this Section 8 is unavailable to an indemnified party or is insufficient to hold an indemnified party harmless in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other hand from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying parties and the indemnified party, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and any of the Underwriters, on the other hand, shall be deemed to be in the same proportion as the total proceeds from the offering (net of discounts and commissions but before deducting expenses) received by the Company bear to the total discounts and commissions received by such Underwriter, in each case as set forth in the Prospectus. The relative fault of the Company and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The indemnity and contribution obligations set forth herein shall be in addition to any liability or obligation such party may otherwise have to any indemnified party.

(e)    The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, none of the Underwriters (and its related Indemnified Persons) shall be required to contribute, in the aggregate, any amount in excess of the amount by which the total discount applicable to the Securities purchased by such Underwriter exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriter’s obligations to contribute pursuant to Section 8(d) are several in proportion to the respective principal amount of Securities purchased by each of the Underwriters hereunder and not joint.
9.    Conditions of Underwriters’ Obligations. The obligations of each of the Underwriters to purchase the Securities on the Closing Date as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following conditions:
(a)    The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof, at the Applicable Time and on the Closing Date with the same force and effect as if made on and as of the date hereof. The Company shall have performed or complied with all of its obligations and agreements herein contained and required to be performed or complied with at or prior to the Closing Date. The statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.
(b)    No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose or pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Represented Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of an Issuer Represented Free Writing Prospectus, to the extent required by Rule 433 under the Act) and in accordance with Section 5(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.
(c)    Subsequent to the earlier of (A) the Applicable Time and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock of or guaranteed by the Company by either Moody’s Investor Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) and (ii) neither Moody’s nor S&P shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or of any other debt securities or preferred stock of or guaranteed by the Company (other than an announcement with positive implications of a possible upgrading).
(d)    No event or condition of a type described in Section 6(u) hereof shall have occurred or shall exist, which event or condition is not described in the Pricing Disclosure Package (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Prospectus.
(e)    The Representatives shall have received on and as of the Closing Date a certificate signed by the President or any Vice President and a principal financial or accounting officer of the Company (i) confirming that such officer has carefully reviewed the Registration Statement, the Pricing Disclosure Package and the Prospectus and, to the best knowledge of such officer, the representations set forth in Section 6(b) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in paragraphs (b), (c) and (d) of this Section 9.
(f)    On the Closing Date, you shall have received:
(1)    an opinion (in a form reasonably satisfactory to you and your counsel), dated the Closing Date, of Latham & Watkins LLP, counsel for the Company, substantially in the form of Exhibit A-1 hereto; and
(2)    an opinion (satisfactory to you and your counsel) dated the Closing Date, of Hogan Lovells US LLP, special tax counsel to Host Inc. and the Company, substantially in the form of Exhibit A-2 hereto.
(g)    In addition, Latham & Watkins LLP shall also confirm, in a separate letter, that subject to customary qualifications as to such counsel’s participation, review and reliance, no facts came to such counsel’s attention that caused such counsel to believe that the Pricing Disclosure Package, as of the Applicable Time, and the Prospectus, as of its date, and as of the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that such counsel will express no belief with respect to the financial statements, schedules or other financial data included or incorporated by reference in, or omitted from, the Pricing Disclosure Package or the Prospectus.
In rendering any opinion pursuant to this Section 9, any counsel may rely, as to matters of fact, to the extent such counsel deems proper, on oral or written statements and representations of officers and other representatives of the Company and others, on certificates of and assurances from public officials and on certificates or other written statements of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of the Company.

(h)    You shall have received an opinion or opinions, as to certain of the matters set forth above, dated the Closing Date, of Skadden, Arps, Slate, Meagher & Flom LLP, your counsel, in form and substance reasonably satisfactory to you.
(i)    You shall have received letters on and as of the date hereof as well as on and as of the Closing Date (in the latter case constituting an affirmation of the statements set forth in the former), in form and substance satisfactory to you from KPMG LLP, independent public accountants, with respect to the financial statements and certain financial information contained in the Prospectus.
(j)    No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.
(k)    The Representatives shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company and certain of its subsidiaries, as agreed upon among the Company and the Representatives, in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Representative may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.
(l)    On or prior to the Closing Date, the Company shall have furnished to the Representative such further certificates and documents as the Representative may reasonably request.
All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.
10.    Defaults. If on the Closing Date, any of the Underwriters shall fail or refuse to purchase Securities which it has agreed to purchase hereunder on such date, and the aggregate principal amount of such Securities that such defaulting Underwriter(s) agreed but failed or refused to purchase does not exceed 10% of the total principal amount of such Securities that all of the Underwriters are obligated to purchase on such Closing Date, each non-defaulting Underwriter shall be obligated to purchase the amount of the Securities that such defaulting Underwriter(s) agreed but failed or refused to purchase on such date at a purchase price to the Company equal to the purchase price set forth in Section 2 hereof; provided that in no event shall the number of Securities that any Underwriter has agreed to purchase pursuant to Section 2 hereof be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Securities, without the written consent of such Underwriter. If, on the Closing Date, any of the Underwriters shall fail or refuse to purchase Securities in an aggregate principal amount that exceeds 10% of such total principal amount of the Securities and arrangements satisfactory to the other Underwriter(s) and the Company for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability on the part of the non-defaulting Underwriter(s) or the Company, except as otherwise provided in Section 11 hereof. In any such case that does not result in termination of this Agreement, the Underwriters and the Company may agree to postpone the Closing Date for not longer than seven days, in order that the required changes, if any, in the Prospectus or any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve a defaulting Underwriter from liability in respect of any default by such Underwriter under this Agreement.
11.    Effective Date of Agreement and Termination. This Agreement shall become effective upon the execution and delivery of this Agreement by the parties hereto.
This Agreement may be terminated at any time on or prior to the Closing Date by you by notice to the Company if any of the following has occurred: (i) on or after the Applicable Time, any Material Adverse Effect occurs, which, in the judgment of the Representatives, makes it impracticable or inadvisable to market the Securities or to enforce contracts for sale of the Securities, (ii) any new outbreak or material escalation of hostilities or other national or international calamity or crisis or material adverse change in the financial markets of the United States or elsewhere, or any other substantial national or international calamity or emergency if the effect of such outbreak, escalation, calamity, crisis or emergency would, in the judgment of the Representatives, make it impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, (iii) any suspension or limitation of trading in the Company’s securities or in trading generally in securities on the New York Stock Exchange, the NYSE Amex Equities, the NASDAQ Stock Market or any setting of minimum prices for trading on such exchange or markets, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, (iv) any declaration of a general banking moratorium by federal, New York or Maryland authorities, (v) the taking of any action by any federal, state or local government or agency in respect of its monetary or fiscal affairs that in your judgment has a material adverse effect on the financial markets in the United States, and would, in the judgment of the Representatives, make it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Prospectus or to enforce contracts for the sale of the Securities or (vi) the enactment, publication, decree, or other promulgation of any federal or state statute, regulation, rule or order of any court or other governmental authority which would, in the judgment of the Representatives, have a Material Adverse Effect.
The indemnities and contribution provisions and the other agreements, representations and warranties of the Company, its officers and directors and the Underwriters set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive delivery of and payment for the Securities, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of any of the Underwriters or by or on behalf of the Company, its officers or directors or any controlling person thereof, (ii) acceptance of the Securities and payment for them hereunder and (iii) termination of this Agreement.
If this Agreement shall be terminated by the Underwriters pursuant to clauses (i) or (iii) (with respect to the Company’s securities) of the second paragraph of this Section 11 or because of the failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company agrees to reimburse you for all out-of-pocket expenses incurred by you. Notwithstanding any termination of this Agreement, the Company shall be liable for all expenses which they have agreed to pay pursuant to Section 5(e) hereof.

Except as otherwise provided, this Agreement has been and is made solely for the benefit of and shall be binding upon the Company, the Underwriters, any Indemnified Person referred to herein and their respective successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The terms “successors and assigns” shall not include a purchaser of any of the Securities from any of the Underwriters merely because of such purchase.
12.    Notices. Notices given pursuant to any provision of this Agreement shall be addressed as follows: (a) if to the Company, at 4747 Bethesda Ave, Suite 1300, Bethesda, Maryland 20814, Attention: Julie Aslaksen, with a copy to Latham & Watkins LLP, 555 Eleventh Street, N.W., Washington, D.C. 20004, Attention: Jason M. Licht, and (b) if to any Underwriter, to Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attention: Registration Department, Telephone: (866) 471-2526; BofA Securities, Inc., 114 West 47th Street, NY8-114-07-01, New York, New York 10036, Attention: High Grade Transaction Management/Legal, Facsimile: (212) 901-7881, Email: dg.hg_ua_notices@bofa.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk 3rd Floor, Facsimile: (212) 834-6081; and Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management, Email: tmgcapitalmarkets@wellsfargo.com, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, Attention: Michael J. Zeidel, or in any case to such other address as the person to be notified may have requested in writing.
13.    No Fiduciary Relationship. The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (ii) in connection therewith and with the process leading to such transaction, each Underwriter is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Underwriters, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
14.    No Prior Agreements. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.
15.    Governing Law. THIS AGREEMENT AND ANY CLAIM CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

16.    Waiver of Jury Trial. THE COMPANY AND EACH OF THE UNDERWRITERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17.    Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.
18.    Patriot Act Compliance. The Company acknowledges and agrees that, in accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.
19.    Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and other persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.
20.    Recognition of the U.S. Special Resolution Regimes.
(a)    In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 20:
“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
21.    Electronic Signatures. This Agreement may be executed in two or more counterparts and delivered by facsimile or in electronic form, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Remainder of Page Intentionally Left Blank]

This Agreement may be signed in various counterparts, which together shall constitute one and the same instrument. Please confirm that the foregoing correctly sets forth the agreement among the Company and you.

Very truly yours,

HOST HOTELS & RESORTS, L.P.

By:	HOST HOTELS & RESORTS, INC.,
its General Partner

	By:	/s/ Sourav Ghosh
	Name:	Sourav Ghosh
	Title:	Executive Vice President, Chief Financial Officer
[Signature Page to Series L Notes Underwriting Agreement]

The foregoing Underwriting Agreement
is hereby confirmed and accepted
as of the date first above written.

GOLDMAN SACHS & CO. LLC

By:	/s/ Taylor Williams
Name:	Taylor Williams
Title:	Managing Director

BOFA SECURITIES, INC.

By:	/s/ Jeffrey Horowitz
Name:	Jeffrey Horowitz
Title:	Managing Director – Global Head
of Real Estate, Gaming and Lodging
Investment Banking

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert Bottamedi
Name:	Robert Bottamedi
Title:	Executive Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Managing Director

On behalf of each of the Underwriters
[Signature Page to Series L Notes Underwriting Agreement]

SCHEDULE A

Underwriter	Principal Amount of Series L Notes
Goldman Sachs & Co. LLC	$87,500,000
BofA Securities, Inc.	87,500,000
J.P. Morgan Securities LLC	87,500,000
Wells Fargo Securities, LLC	87,500,000
Morgan Stanley & Co. LLC	56,000,000
PNC Capital Markets LLC	56,000,000
Scotia Capital (USA) Inc.	42,000,000
TD Securities (USA) LLC	42,000,000
Truist Securities, Inc.	42,000,000
SMBC Nikko Securities America, Inc.	42,000,000
Credit Agricole Securities (USA) Inc.	28,000,000
BNY Mellon Capital Markets, LLC	28,000,000
Samuel A. Ramirez & Company, Inc.	14,000,000
Total	$700,000,000

SCHEDULE B
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-278572
Relating to Preliminary Prospectus Supplement dated August 7, 2024
To Prospectus dated April 17, 2024
Host Hotels & Resorts, L.P.
Pricing Term Sheet
5.500% Series L Senior Notes due 2035
August 7, 2024

Issuer:	Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”)

Ratings (Moody’s / S&P / Fitch)*:	Baa3 (Positive) / BBB- (Stable) / BBB (Stable)

Title of Securities:	5.500% Series L Senior Notes due 2035 (the “Notes”)

Aggregate Principal Amount:	$700,000,000

Trade Date:	August 7, 2024

Settlement Date:	August 12, 2024 (T+3)

Final Maturity Date:	April 15, 2035

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2025

Record Dates:	April 1 and October 1

Price to Public:	98.486%, plus accrued interest from August 12, 2024

Gross Proceeds:	$689,402,000

Coupon:	5.500%

Yield to Maturity:	5.689%

Spread to Benchmark Treasury:	+175 basis points

Benchmark Treasury:	UST 4.375% due May 15, 2034

Benchmark Treasury Yield:	3.939%

Optional Redemption:	Prior to January 15, 2035 (90 days prior to their maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, at any time in whole or from time to time in part, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•100% of the principal amount of the Notes to be redeemed; and
•(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, in each case discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, less (b) interest accrued thereon to the date of redemption, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
At any time on or after the Par Call Date, the Notes will be redeemable as a whole or in part, at any time and from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the date of redemption.

CUSIP / ISIN:	44107T BC9 / US44107TBC99

Use of Proceeds:
The Company estimates the net proceeds from the sale of the Notes will be approximately $683 million, after deducting the underwriting discount, de minimis original issue discount, fees and expenses payable by the Company. The Company intends to use the net proceeds from the sale of the Notes to repay all $525 million of its borrowings outstanding under the revolver portion of its senior credit facility, including amounts borrowed in connection with the recent acquisitions of The Ritz-Carlton O’ahu, Turtle Bay and 1 Hotel Central Park, and for general corporate purposes, which may include capital expenditures, dividends and/or funding for future acquisitions of hotel properties.

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC

Co-Managers:	Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
SMBC Nikko Securities America, Inc.
Credit Agricole Securities (USA) Inc.
BNY Mellon Capital Markets, LLC
Samuel A. Ramirez & Company, Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.
The Company has filed a registration statement (including a prospectus) and a preliminary prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at (866) 471-2526 or e-mail: prospectus-ny@ny.email.gs.com; BofA Securities, Inc. at Toll Free: 1-800-294-1322, or by email at dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC at (collect) (212) 834-4533; or Wells Fargo Securities, LLC by email: wfscustomerservice@wellsfargo.com or Toll Free: 1-800-645-3751.

SCHEDULE C
The second sentence of the first paragraph (only with respect to the underwriters), the second paragraph, the fifth paragraph and the third and fourth sentences of the eighth paragraph under the caption “Underwriting” in the Preliminary Prospectus, the Pricing Disclosure Package, the Permitted Free Writing Prospectus and the Prospectus (or any amendment or supplement thereto).

Exhibit A-1
FORM OF OPINION OF LATHAM & WATKINS LLP,
COUNSEL TO THE COMPANY
1.    The Company is a limited partnership under the DRULPA with limited partnership power and authority to own its properties and to conduct its business as described in the Registration Statement, the Preliminary Prospectus Supplement and the Prospectus. With your consent, based solely on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in Maryland.
2.    The execution, delivery and performance of the Underwriting Agreement have been duly authorized by all necessary limited partnership action of the Company, and the Underwriting Agreement has been duly executed and delivered by the Company.
3.    Each of the Base Indenture and the Supplemental Indenture has been duly authorized by all necessary limited partnership action of the Company, has been duly executed and delivered by the Company, and is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
4.    The Notes have been duly authorized by all necessary limited partnership action of the Company and, when executed, issued and authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
5.    The execution and delivery of the Underwriting Agreement and the Supplemental Indenture by the Company and the issuance and sale of the Notes by the Company to you and the other Underwriters pursuant to the Underwriting Agreement do not on the date hereof:
(i)    violate the provisions of the Governing Documents; or
(ii)    result in the breach of or a default under any of the Specified Agreements by the Company; or
(iii)    violate any federal or New York statute, rule or regulation applicable to the Company or violate the DRULPA; or
(iv)    require any consents, approvals, or authorizations to be obtained by the Company from, or any registrations, declarations or filings to be made by the Company with, any governmental authority under any federal or New York statute, rule or regulation applicable to the Company or the DRULPA on or prior to the date hereof that have not been obtained or made.
6.    The Registration Statement has become effective under the Act. With your consent, based solely on a review of a list of stop orders on the Commission’s website at http://www.sec.gov/litigation/stoporders.shtml, we confirm that no stop order suspending the effectiveness of the Registration Statement has been issued under the Act and no proceedings therefor have been initiated by the Commission. The Preliminary Prospectus has been filed in accordance with Rule 424(b) under the Act, the Prospectus has been filed in accordance with Rule 424(b) and 430B under the Act, and the Specified IFWP has been filed in accordance with Rule 433(d) under the Act.
7.    The Registration Statement at August 7, 2024, including the information deemed to be a part thereof pursuant to Rule 430B under the Act, and the Prospectus, as of its date, each appeared on its face to be appropriately responsive in all material respects to the applicable form requirements for registration statements on Form S-3 under the Act and the rules and regulations of the Commission thereunder; it being understood, however, that we express no view with respect to Regulation S-T, the Form T-1 or the financial statements, schedules, or other financial data, included in, incorporated by reference in, or omitted from, the Registration Statement or the Prospectus. For purposes of this paragraph, we have assumed that the statements made in the Registration Statement and the Prospectus are correct and complete.
8.    The statements in the Preliminary Prospectus and the Prospectus under the captions “Description of Series L Senior Notes” and “Description of Debt Securities,” and the Specified IFWP insofar as, taken together, they purport to describe or summarize certain provisions of the Notes and the Indenture are, when taken together, accurate descriptions or summaries in all material respects.
9.    Each of the Incorporated Documents, as of its respective filing date, appeared on its face to be appropriately responsive in all material respects to the applicable requirements for reports on Forms 10-K, 10-Q and 8-K, as the case may be, under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder; it being understood, however, that we express no opinion with respect to Regulation S-T or the financial statements, schedules, or other financial data, included in, incorporated by reference in, or omitted from such reports and proxy statement. For purposes of this paragraph, we have assumed that the statements made in the Incorporated Documents are correct and complete.
10.    The Base Indenture has been qualified under the Trust Indenture Act of 1939, as amended.

11.    The Company is not, and immediately after giving effect to the sale of the Notes in accordance with the Underwriting Agreement and the application of the proceeds as described in the Prospectus under the caption “Use of Proceeds,” will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
12.    Based on such facts and subject to the qualifications, assumptions, and limitations set forth herein and in the Preliminary Prospectus and the Prospectus, we hereby confirm that the statements in the Preliminary Prospectus and the Prospectus under the caption “United States Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

Exhibit A-2
FORM OF OPINION OF HOGAN LOVELLS US LLP,
SPECIAL TAX COUNSEL TO THE COMPANY
Host REIT was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code, effective for each of its taxable years ended December 31, 1999, through and including December 31, 2023, and Host REIT's current organization and current and intended method of operation (as described in the Host REIT Registration Statement and the Host REIT Prospectus and the Host LP Registration Statement, the Host LP Prospectus, and the Host LP Prospectus Supplement and the Company Representation Letter) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for taxable year 2024 and thereafter.